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                                  EXHIBIT 5.5.5
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JAMES CHRISTIANSEN TO SERVE AS ADVISOR AND CHAIR OF SECURITY AND COMPLIANCE
COMMITTEE AT MORGAN BEAUMONT, INC.
Tuesday January 25, 3:55 pm ET

SARASOTA, Fla.--(BUSINESS WIRE)--Jan. 25, 2005--Morgan Beaumont, Inc., (OTCBB:MBEU - News) a premier technology solution provider to the Stored Value and Debit Card market, announced today that James Christiansen, former Chief Information Security Officer of General Motors and former head of Visa International's Information Security Division, will serve as an Advisor to the company and the Chair of its Security and Compliance Committee.

Mr. Christiansen has twenty-five years of experience including leadership roles in all aspects of Information Systems including application development, technology implementation, network infrastructure and financial management. He has held senior leadership positions in major corporations such as General Motors, Visa International, Household Credit Services and Unisys. He created the new Information Security Division for Visa International including establishing division mission and management team, deployment of 24x7 worldwide coverage for intrusion detection and compliance monitoring. James is a published author in information security and sought after speaker on the subject.

Cliff Wildes, CEO of Morgan Beaumont, said, "We are delighted to have James Christiansen serve as an advisor to us, as well as the Chair of our Security and Compliance Committee. Nobody else can match his experience with information security or his background with companies such as Visa International."

James Christiansen said, "I am looking forward to my role as advisor and Chair of the Security and Compliance Committee with Morgan Beaumont. Morgan appears to be leading the prepaid card solutions industry with its inter-operable technology and distribution strategy. The market for prepaid card solutions is exploding, and I am excited to be helping Morgan continue its success."

Morgan Beaumont, Inc. (OTCBB: - News) is a Technology Solutions Company located in Sarasota, Florida. Morgan is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. Morgan Beaumont is a MasterCard Third Party Processor (TPP). The company also has a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995:

Statements about the expected future prospects of our business, our outlook for earnings per share in 2004, statements about our outlook for internal revenue growth in 2004 and 2005, and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including

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the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.


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CONTACT:
     Morgan Beaumont Inc., Sarasota
     Erik Jensen, 941-753-2875 Ext. 2007


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Source: Morgan Beaumont, Inc.